EXHIBIT 12

IRON MOUNTAIN INCORPORATED

STATEMENT OF THE CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

(Dollars in thousands)

											Nine Months Ended
	Year Ended December 31,										September 30,
	2013		2014		2015		2016		2017		2017		2018

Earnings:
Income from Continuing Operations before Provision (Benefit) for Income Taxes and Gain on Sale of Real Estate	$159,871		$223,373		$162,066		$146,644		$216,105		$195,946		$258,670
Add:
Gain on Sale of Real Estate (1)	1,847		10,512		1,059		2,310		1,565		1,565		1,348
Fixed Charges	335,637		345,781		344,606		417,774		470,376		352,794		394,798
	$497,355		$579,666		$507,731		$566,728		$688,046		$550,305		$654,816

Fixed Charges:
Interest Expense, Net	$254,174		$260,717		$263,871		$310,662		$353,575		$265,010		$303,574
Interest Portion of Rent Expense	81,463		85,064		80,735		107,112		116,801		87,784		91,224
	$335,637		$345,781		$344,606		$417,774		$470,376		$352,794		$394,798

Ratio of Earnings to Fixed Charges	1.5	x	1.7	x	1.5	x	1.4	x	1.5	x	1.6	x	1.7	x

(1) Gain on sale of real estate reported above are pre-tax. The tax associated with the gain on the sale of real estate for the years ended December 31, 2013, 2014, 2015, 2016 and 2017 and for the nine months ended September 30, 2017 and 2018 was $430, $2,205, $209, $130, $0, $640 and $0, respectively.